Exhibit 99.1

NEWS ANNOUNCEMENT                                                                                                                                              For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO DEFINITIVE
AGREEMENT TO ACQUIRE LAS VEGAS CBS AFFILIATE
KLAS-TV FOR $145 MILLION IN ACCRETIVE TRANSACTION

IRVING, Texas, and LAS VEGAS, Nevada (November 21, 2014) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) ("Nexstar" or "the Company") announced today that it entered into a definitive agreement to acquire the equity interests and assets of KLAS-TV, the CBS affiliate serving the Las Vegas, Nevada market for $145.0 million plus working capital from Landmark Media Enterprises, LLC ("Landmark"). The proposed acquisition is expected to be immediately accretive to Nexstar's operating results immediately upon closing and inclusive of all other previously announced transactions, will expand the Company's portfolio to 110 television stations serving 58 markets in 23 states, reaching approximately 20.3 million television households or 18% of U.S. television households.

Nexstar intends to finance the station acquisition with cash generated from operations and borrowings under its senior credit facilities and/or additional capital markets activities.  The transaction is subject to FCC approval and other customary approvals, and is expected to close in the first half of 2015.

Commenting on the acquisition, Nexstar Broadcasting Group President and Chief Executive Officer, Perry A. Sook said, "Nexstar remains opportunistic in expanding our station platform for growth and the acquisition of KLAS-TV in Las Vegas is consistent with our strategic focus on identifying, executing and integrating accretive transactions. Pro-forma for expected synergies, including additional retransmission revenues, the purchase price for KLAS is less than 6.0 times the average 2015/2016 pro-forma projected cash flow. Under Nexstar's ownership we intend to build on KLAS's rich tradition of local programming and local community involvement.  With an enhanced sales effort, additional retransmission revenues and synergistic operating improvements, the acquisition, on a pro-forma basis, is expected to add an average of approximately $0.40 per share of free cash flow per year to Nexstar's operating results over the 2015/2016 period.

"Las Vegas represents a natural complement to our existing operations in the Southwestern region of the United States. KLAS-TV is presently operated by a single station owner, therefore financial results under Nexstar's ownership will benefit from our scale, expense synergies and proven operating management disciplines.  Finally, with the post-closing implementation of Nexstar's strong local news programming, KLAS will be well-positioned to capitalize on political spending in 2016 including the Presidential election and the Nevada U.S. Senate race."

According to the 2014 BIA Kelsey Television Yearbook the Las Vegas, Nevada DMA is ranked as the 41st largest U.S. television market.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company's ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company's business.

About Landmark Media Enterprises LLC
Landmark Media Enterprises LLC is a privately held media company headquartered in Norfolk, Virginia specializing in broadcasting, newspaper publishing, internet publishing, software and data centers.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 80 television stations and 20 related digital multicast signals reaching 46 markets or approximately 13.1% of all U.S. television households. Nexstar's portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, and LATV. Nexstar's 48 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 110 television stations and related digital multicast signals reaching 58 markets or approximately 18.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni or Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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